Exhibit 99.3
ChoicePoint ® Promotes Key Executives; Announces Resignation of Director
New leadership positions build on strength of management team
ALPHARETTA, Ga. — October 27, 2005 — ChoicePoint (NYSE: CPS) today announced the promotion of four executives in moves designed to build on the strength of the management team.
David T. Lee has been appointed executive vice president and chief business officer, responsible for all business units and information technology. Lee has been with the company since 1984 and has led all of ChoicePoint’s core businesses during his tenure. He most recently served as the senior business leader for the company’s Business Services group.
Steven W. Surbaugh has been appointed executive vice president and chief administrative officer, responsible for the company’s internally focused staff units. Surbaugh joined the company in 2002, serving most recently as chief financial officer.
David E. Trine has been appointed chief financial officer. Trine joined the company in 1990 and has served in a variety of roles within ChoicePoint’s Finance organization. He most recently served as company treasurer and corporate controller.
John M. Mongelli has been appointed Treasurer, in addition to his current duties as vice president - investor relations. Mongelli joined the company in 2000 to lead the investor relations function.
Lee, Surbaugh, Trine and Mongelli will continue to report through president and chief operating officer Doug C. Curling.
“Doug and I look forward to continuing to work with these very talented individuals who have proven their value to the company many times, in many ways,” said Derek V. Smith, ChoicePoint chairman and chief executive. “Today’s promotions are proof that we are an organization that believes in, and benefits from the development and recognition of talent.”

The company also announced the resignation of Thomas M. Coughlin from the Board of Directors. Coughlin joined the Board in 2001.
“ChoicePoint is a stronger competitor because of the depth of knowledge and perspective Tom brought to our Board. We respect his decision, we appreciate his many contributions, and we wish him well in the future,” Smith said.
About ChoicePoint
ChoicePoint (NYSE: CPS) helps businesses, government agencies and nonprofit organizations make better decisions through information and technology solutions. Each year, ChoicePoint helps more than seven million people get the jobs they deserve and more than 100 million people get fairly priced home and auto insurance. Small businesses can obtain affordable commercial insurance because of our products. Businesses grow revenue with our marketing services and cut costs through our authentication and anti-fraud tools. Government agencies use our data and technology to fulfill their missions in all parts of the world. Visit www.choicepoint.com for more information.
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ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company.